EXHIBIT 99.1
AMERICAN COMMERCIAL LINES INC.
Contact: Christopher A. Black, Sr. Vice President, Chief Financial Officer, (812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Inc. Announces
Executives Satisfy Tax Withholding Obligations
Jeffersonville, Indiana (January 26, 2006) — American Commercial Lines Inc. (NASDAQ:ACLI) (“Company” or “ACL”) announced today that shares of common stock granted to certain executives that vested on January 18, 2006 were withheld by the Company to satisfy tax withholding obligations of these executives of the Company. The withholding of shares is permitted in accordance with the terms of the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors and the American Commercial Lines Inc. 2005 Stock Incentive Plan which allow participants to satisfy their tax withholding obligations with respect to awards granted under those plans. The number of shares withheld by each executive is as follows: Mark R. Holden (President and Chief Executive Officer) – 29,149 shares withheld and W. Norbert Whitlock (Chief Operating Officer) – 13,010 shares withheld. The Company will also withhold shares for each of Christopher A. Black (Senior Vice President and Chief Financial Officer), Nick Fletcher (Senior Vice President, Human Resources), Lisa L. Fleming (Senior Vice President, Law & Administration), Jerry Linzey (Senior Vice President Manufacturing) and Richard Mitchell (Senior Vice President Corporate Strategy) when awards granted to such officers vest over the year, and in share amounts of approximately 27,500 total shares which amount will be dependent upon the actual share price at the time each executive’s restricted stock award vests. The shares withheld by the Company will be cancelled and held as treasury shares.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana is an integrated marine transportation and service company operating in the United States Jones Act trades, with revenues of more than $600 million and approximately 2,600 employees. For more information about ACL generally, visit www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Prospectus filed on October 7, 2005 by American Commercial Lines Inc. with the SEC. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.